Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

CHINA BIO-ENERGY CORP.

September 3, 2015

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), China Bio-Energy Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

First: The name of the Corporation is “China Bio-Energy Corp.”

Second: The board of directors of the Corporation duly adopted the resolutions by written consent, in accordance with Section 141 (f) and 242 and 242 of the DGCL, setting forth an amendment to the Certificate of Incorporation of the Corporation, as amended, and declaring such amendment to be advisable, as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation is hereby amended by deleting Article One in its entirety and replacing it with the following:

“1.           The name of the corporation (the “Corporation”) is Wave Sync Corp.”

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Certificate of Incorporation of the Company to be executed as of the date first written above.

CHINA BIO-ENERGY CORP.

/s/ Mei Yang
Mei Yang
Director and CEO